Exhibit 10.1

Platinum-Montaur Life Sciences, LLC
152 West 57th Street
New York, New York 10019

                                                                March 31, 2009

Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, Ohio 43017

Ladies and Gentlemen:

           Reference is made to (i) the 10% Series A Senior Secured Convertible Promissory Note in the principal amount of $7,000,000 (the “Series A Note”) issued by Neoprobe Corporation (“Neoprobe”) to Platinum-Montaur Life Sciences, LLC (“Platinum”), (ii) the 10% Series B Senior Secured Convertible Promissory Note in the initial principal amount of $3,000,000 (the “Series B Note” and, together with the Series A Note, the “Notes”) issued by Neoprobe to Platinum, (iii) the 8% Cumulative Convertible Preferred Stock (the “Preferred Stock”) issued by Neoprobe to Platinum, (iv) the Series X Warrant to Purchase Shares of Common Stock (the “Series X Warrant”) issued by Neoprobe to Platinum and (v) the Series Y Warrant to Purchase Shares of Common Stock (the “Series Y Warrant”) issued by Neoprobe to Platinum.

           Pursuant to and in accordance with Section 1.2 of the Notes, Neoprobe is permitted to pay interest on the Notes in shares of its Common Stock (“Interest Shares”), at a valuation determined by reference to 90% of the average VWAP (as defined in the Notes) for the five Trading Days (as defined in the Notes) immediately preceding the date of payment.  Neoprobe is permitted to pay dividends on the Preferred Stock in shares of its Common Stock (“Dividend Shares” and, together with the Interest Shares, the “Payment Shares”).

           You have asked Platinum to waive certain conversion or exercise price adjustments under the Preferred Stock, the Series X Warrant and the Series Y Warrant that may result from the issuance and payment of the Payment Shares.  You have also asked Platinum to extend to Neoprobe a two business day “grace” period for the delivery of certificates representing the Payment Shares.

           Platinum hereby agrees that, for so long as no Event of Default (as defined in the Notes) shall have occurred, (i) Platinum will be deemed to have waived any adjustment to the conversion price or the exercise price under the Preferred Stock, the Series X Warrant and the Series Y Warrant, as applicable, that would have otherwise been made as a result of the issuance and payment of the Payment Shares; provided that such waiver is effective only if the valuation of the Payment Shares under Section 1.2 of the Notes (i.e., 90% of the trailing five Trading Day average VWAP), assuming for purposes of this calculation that such Payment Shares are paid pursuant to the Notes, is more than $0.40 per share, and (ii) the physical delivery of a certificate representing the Payment Shares at any time up to two business days after the relevant interest or dividend payment date shall be deemed timely delivered.

           By its execution below, Neoprobe agrees (i) that any shares of Common Stock delivered as Dividend Shares shall, notwithstanding any provision of the Certificate of Designations, Voting Power, Preferences, Limitations, Restrictions and Relative Rights (the “Certificate of Designations”) of the Preferred Stock to the contrary, be valued by reference to 90% of the average VWAP for the five Trading Days immediately preceding the date of payment, including the dividend payment to be made by Neoprobe on the date hereof, and (ii) the Certificate of Designations shall amended within 30 days of the date hereof to reflect such a revised valuation for all future payment of Dividend Shares.

Very truly yours,

Platinum-Montaur Life Sciences, LLC

By:	/s/ Michael Goldberg
Name: Michael Goldberg
Title: Portfolio Manager

Accepted and Agreed to this
31st day of March, 2009 by

Neoprobe Corporation

By:	/s/ Brent L. Larson
Name: Brent L. Larson
Title: VP Finance/ CFO